Exhibit 99.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of January 27, 2010, by and between St. George Investments, LLC, an Illinois limited liability company, its successors and assigns (the “Buyer”), and Bluewater Partners, S.A., a Panamanian corporation (the “Seller”). Each of the Buyer and the Seller are referred to herein individually as a “Party” and collectively as the “Parties.”

A.           The Seller owns shares of Common Stock, $0.0001 par value per share (“Common Stock”), of Helix Wind, Corp., a Nevada corporation (the “Company”).

B.           Upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer 100,000 freely-tradable shares (the “Shares”) of Common Stock (the “Purchase”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including the premises and the mutual promises herein made, and the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.1.   Purchase of Shares; Stock Purchase Price.  On the terms and subject to the conditions of this Agreement and the Note and Warrant Purchase Agreement of even date herewith, entered into between the Buyer and the Company (the “Note and Warrant Purchase Agreement”), the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Shares, free and clear of all claims, liens, pledges, security interests, preemptive rights, rights of first refusal or other encumbrances (each, an “Encumbrance”), in exchange for cash in the amount of $500.00 (the “Stock Purchase Price”).

1.2.   Payment of the Stock Purchase Price. At each Closing (as defined below), the Buyer shall pay to the Seller one half (1/2) of the Stock Purchase Price via wire transfer, cash or cash equivalents, or cashier’s check.

1.3.   Closing.  The closing of the sale and purchase of the Shares shall take place as set forth in the Note and Warrant Purchase Agreement, which contemplates an Initial Closing and a Second Closing (each as defined therein) (each, a “Closing” and together, the “Closings”). The date on which the Initial Closing occurs shall be referred to herein as the “Initial Closing Date” and the date on which the Second Closing shall take place is the “Second Closing Date” (each, a “Closing Date” and together, the “Closing Dates”).

1.4.       Dliveries.  At the time of each Closing, (a) the sale and transfer of the Shares will be effected by delivery by the Seller to the Buyer of an Assignment of Shares in the form attached hereto as Exhibit A; and (b) the Buyer will deliver to the Seller the payment for such Shares as provided in the Note and Warrant Purchase Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Buyer to enter into this Agreement, the Seller represents and warrants to the Buyer as follows:

2.1.       Oganization.  The Seller has full power, authority and legal right and capacity to enter into and perform the Seller’s obligations under this Agreement and each other document contemplated hereby to which the Seller is or will be a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which the Seller is a party have been duly executed and delivered by the Seller and are legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

2.2.   No Violation to Result.  The execution, delivery and performance by the Seller of this Agreement and the other documents contemplated hereby and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the articles of incorporation, bylaws or other governing documents of the Company or any resolution adopted by the board of directors of the Company, if applicable, (y) any note, debt instrument, security agreement, mortgage or any other contract to which the Seller is a party or by which he is bound or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any nation, state or other instrumentality or political subdivision thereof (including any county or city), or any entity exercising executive, legislative, judicial, military, regulatory or administrative functions pertaining to any government (each, a “Government Authority”) which is applicable to the Seller; (ii) give any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business group, Government Authority or other entity (each, a “Person”) the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the Shares or any of the properties or assets of the Company.  No notice to, filing with, or consent of, any Person is necessary in connection with, nor is any “change of control” provision triggered by, the execution, delivery or performance by the Seller of this Agreement and the other documents contemplated hereby nor the consummation by the Seller of the transactions contemplated hereby or thereby.

2.3.   Ownership of Shares; Freely-Tradable.  Immediately prior to the consummation of the transactions contemplated hereby, the Seller holds of record and beneficially the Shares, free and clear of any Encumbrance (other than restrictions imposed by federal and state securities laws).  There are no proxies, voting rights, equityholders agreements or other agreements or understandings, to which the Seller is a party or by which the Seller is bound, with respect to the voting or transfer of the Shares. The Shares are freely-tradable and shall remain freely-tradable in the hands of the Buyer.

2.4.   Brokers.  No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any of the Parties for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Seller.

2.5.        Disclosure. To the actual knowledge of the Seller (or the knowledge that the Seller would obtain upon reasonable inquiry and investigation), no representation or warranty by the Seller contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.

2.6.   No Affiliate. The Seller is not and has not at any time been an Affiliate, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the Company.

2.7.   Independent Action.  The Seller is selling the Shares for its own account and purposes and in selling the Shares is not acting at the direction of the Company or any affiliate thereof.

2.8.   Chain of Title. Other than as described herein, the Shares have not been sold, transferred, assigned, exchanged, pledged, hypothecated or encumbered in any way, whether by the Company, the Seller or by any other person.  The Seller makes this representation and warranty after due inquiry.  The Seller has complied in all respects with all securities and other applicable laws in relation with the purchase, holding and transfer of the Shares.

2.9.   Holding Period. The Seller has held the Shares since December 12, 2008.

2.10.      Proceeds of the Purchase. The Seller shall retain the proceeds he receives for the Shares for his own use and such proceeds shall not be remitted to the Company, either directly or indirectly, for any reason.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller, as of each Closing, as follows:

3.1.       Oganization.  The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois, and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary.

3.2.       Authority for Agreement.  The Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby.  The Buyer has duly approved this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and have authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  No other proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which the Buyer is a party have been duly executed and delivered by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.

3.3.   No Violation to Result.  The execution, delivery and performance by the Buyer of this Agreement and the other documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the articles of organization, operating agreement or other governing documents of the Buyer or any resolution adopted by the members of the Buyer, (y) any note, debt instrument, security agreement, mortgage or any other contract to which the Buyer is a party or by which it is bound or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Buyer; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the properties or assets of the Buyer.  No notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement and the other documents contemplated hereby nor the consummation by the Buyer of the transactions contemplated hereby or thereby.

3.4.       Brokers.  No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any of the Parties for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Buyer.

3.5.   Accredited Investor.  The Buyer is an “accredited investor” within the meaning of Regulation D under the Securities Act.  The Buyer understands that the Shares will not be registered at the time of purchase under the Securities Act.

ARTICLE IV
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE

The obligation of the Buyer to purchase the Shares, to pay the Stock Purchase Price therefore at the Closings and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Buyer of the following conditions on or before each Closing Date:

4.1.       Representations and Warranties.  The representations, warranties and covenants of the Seller contained herein shall be true and correct in all material respects on the date hereof. The Seller shall have performed and complied in all material respects with all covenants and agreements required hereby to be performed or complied with by the Seller on or prior to the each Closing Date.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.        Transfer Taxes, Etc

(a) .  All transfer taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such taxes under applicable law when due. The responsible Party shall, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer taxes.

5.2.   Section 3(a)(10) Shares.  In the event the Company, in violation of the covenants contained in the Note and Warrant Purchase Agreement, ever ceases to be a reporting company for purposes of the Exchange Act for any period of time, then the Seller shall not ever, so long as Rule 144 of the Securities Act is not available to the Buyer as an exemption from registration, sell any Common Stock of the Company tradable under Section 3(a)(10) of the Securities Act.

5.3.   Further Assurances.  Each Party will, either at or after the Closings, execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required by the other Party to consummate the Purchase and to effect the other purposes of this Agreement.

5.4.   Survival of Representations, Warranties and Covenants.  Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closings and be enforceable until such covenant or agreement has been fully performed.  All representations and warranties of the Parties contained in this Agreement or in any other agreement or document executed and delivered pursuant hereto shall survive the Closings for the lesser of (x) indefinitely and (y) the expiration of the applicable statute of limitations.

5.5.        Indemnification.  The Seller agrees to indemnify and hold harmless against and pay on behalf of or reimburse as and when incurred the Buyer and its affiliates, shareholders, partners, managers, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) for any and all losses, liabilities, claims, damages, interest, costs and expenses (including reasonable attorneys’ fees and costs of investigation and defense) the Buyer Parties may suffer, sustain or incur as a result of, in connection with, relating or incidental to or by virtue of: (i) any facts or circumstances which constitute a breach of any representation or warranty of the Seller under this Agreement; or (ii) any non-fulfillment or breach of any covenant, agreement or other provision of this Agreement by the Seller.

ARTICLE VI
MISCELLANEOUS

6.1.   Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Seller and its respective heirs, executors, administrators, legal representatives, successors and assigns.  This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by the Buyer hereunder may be assigned by the Buyer to a third party, including its financing sources, in whole or in part; provided, however, that any such assignment shall not relieve the Buyer of its obligations under this Agreement.

6.2.   Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.  In furtherance of the foregoing, the internal law of the State of Illinois shall control the interpretation and construction of this Agreement (and all Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

6.3.   Severability.  If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

6.4.   Amendment.  This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by the Buyer and the Seller.

6.5.   Waiver.  Any Party hereto may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the other Parties hereto contained herein.  No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance.  No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

6.6.   Notices.  All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery.  All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

(a) If to the Buyer:

St. George Investments, LLC
303 East Wacker Drive, Suite 311
Chicago, Illinois 60601
Attn:  John M. Fife

With a copy to (which shall not constitute notice):

Bennett Tueller Johnson & Deere, P.C.
Attn: Jonathan K. Hansen
3165 East Millrock Drive, Suite 500
Salt Lake City, Utah 84121

(b) If to the Seller:

Bluewater Partners, SA
PO Box 31485 SMB
Grand Cayman, Cayman Islands

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

6.7.   Expenses.  Unless otherwise expressly provided herein, all costs and expenses incident to the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, shall be borne and paid by the Party incurring such costs and expenses.

6.8.   Complete Agreement.  This Agreement, including those documents expressly referred to herein and all Exhibits hereto, embody the complete agreement and understanding between the Parties and supersede and preempt any prior understandings, agreements or representation by or between the Parties, written or oral, which may have related to the subject matter herein.

6.9.   Absence of Third Party Beneficiary Rights.  No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, equityholder, employee or partner of any Party hereto or any other Person.

6.10.      Mutual Drafting.  This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

6.11.      Further Representations.  Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.

6.12.      Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

6.13.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document required hereby may be executed by facsimile or email signature which shall be considered legally binding for all purposes.

6.14.      Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in Cook County, Illinois in any proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each of the Parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address as set forth in Section 6.6, such service to become effective ten (10) days after such mailing.

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IN WITNESS WHEREOF, each Party hereto has caused this Stock Purchase Agreement to be duly executed effective as of the date first above written.

“BUYER”

ST. GEORGE INVESTMENTS, LLC

By:           /s/ John M Buser
John M. Fife, Manager

“SELLER”

BLUEWATER PARTNERS, SA

By:           /s/ Frank Buser
Name:  Frank Buser
Its:  Director

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBIT A

ASSIGNMENT OF SHARES

ASSIGNMENT OF COMMON STOCK SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, Bluewater Partners, SA, does hereby sell, assign and transfer unto St. George Investments, LLC, an Illinois limited liability company, 50,000 shares of the Common Stock of Helix Wind, Corp., a Nevada corporation (the “Company”), standing in the undersigned’s name on the books of the Company, and does hereby irrevocably constitute and appoint the Company’s attorney to transfer said shares on the books of the Company with full power of substitution in the premises.

Effective as of the ____ day of ______________, 2010

   By:  _____________________________
Name:  ___________________________
Its:  _____________________________

SIGNATURE PAGE TO ASSIGNMENT